Exhibit (a)(1)(C)

Execution Version

TENDER AND LOCK-UP AGREEMENT

TENDER AND LOCK-UP AGREEMENT (this “Agreement”), dated as of July 27, 2020, by and between Bioceres Crop Solutions Corp. (the “Company”), an exempted company incorporated under the laws of the Cayman Islands and Bioceres LLC (the “Holder”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Holder is the Company’s controlling shareholder;

WHEREAS, on March 14, 2019, Union Acquisition Corp. (“Union”), the Company’s predecessor, and the Company consummated a business combination transaction (the “Business Combination”);

WHEREAS, as of the date hereof, the Holder is the beneficial owner of 7,500,000 warrants that were privately issued as consideration in connection with the consummation of the Business Combination (the “Warrants”), with each Warrant entitling its holder to purchase one share of the Company’s ordinary shares, par value $0.0001 (“Ordinary Shares”), issued in three (3) tranches: (i) 2,500,000 warrants with an exercise price of $11.50 per Ordinary Share; (ii) 2,500,000 warrants with an exercise price of $15.00 per Ordinary Share; and (iii) 2,500,000 warrants with an exercise price of $18.00 per Ordinary Share;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO, to be filed with the U.S. Securities and Exchange Commission, as may be amended and supplemented (the “Schedule TO”), to offer the Holder, and holders of all of the Company’s outstanding warrants, the opportunity to exchange their warrants for either 0.12 Ordinary Shares (the “Exchange Shares”) or $0.45 in cash per warrant, without interest, subject to other terms and conditions to be disclosed in the Schedule TO;

WHEREAS, the Exchange Shares to be issued to the Holder pursuant to the Exchange Offer (such Exchange Shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein;

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer, the Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01      Agreement to Tender. The Holder shall validly tender or cause to be tendered to the Company all Warrants beneficially owned by the Holder, free and clear of all liens, and shall elect to receive its proportionate amount of Exchange Shares for its validly tendered Warrants, pursuant to and in accordance with the terms of the Exchange Offer as described in the Schedule TO no later than the scheduled or extended expiration time of the Exchange Offer. The Holder agrees that, notwithstanding anything to the contrary in the Schedule TO, after it validly tenders its Warrants to the Company in accordance with the terms of the Schedule TO, the Holder may not withdraw or cause to be withdrawn the tender of any of such Warrants from the Exchange Offer, unless this Agreement is terminated pursuant to Section 1.08 hereof.

Section 1.02      Ownership of Warrants. The Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of the Warrants in accordance with this Agreement, that it is the sole beneficial owner of 7,500,000 Warrants, and has good and marketable title to such Warrants free and clear of any liens, options, rights, or any other encumbrances, limitations or restrictions whatsoever (other than those restrictions imposed by applicable securities laws, this Agreement, the Warrant Agreement, dated March 14, 2018, by and between Union and Continental Stock Transfer & Trust Company, as warrant agent). The Holder agrees it shall not directly or indirectly transfer any Warrants or beneficial ownership in any Warrants to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Execution Version

Section 1.03      Lock-Up. The Holder agrees not to, until the date that is 12 months following the consummation of the Exchange Offer (the “Lock-Up Period”), (i) sell, contract to sell, purchase any option or contract to sell, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by the Holder to any Permitted Transferee. As used in this Agreement, the term “Permitted Transferee” shall mean (A) as a distribution to shareholders, members of, or owners of similar equity interests in the Holder upon the liquidation and dissolution of the Holder or (B) to any Affiliate of the Holder. As used in this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Holder.

(a)          If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1.03(a), the Company may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(b)          During the Lock-Up Period, each certificate (if any) evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A TENDER AND LOCK-UP AGREEMENT, DATED AS OF JULY 27, 2020, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH TENDER AND LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c)           For the avoidance of doubt, the Holder shall retain all of its rights as a holder of the Company’s Ordinary Shares during the Lock-Up Period, including the right to vote any Restricted Securities.

Section 1.04      Company Representations and Warranties. The Company represents and warrants to the Holder, as of the date hereof and as of the date of tender of the Warrants in accordance with this Agreement, that the Company has obtained any and all required approvals to effectuate the Exchange Offer contemplated by this Agreement.

Section 1.05      Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer as soon as practicable consistent with this Agreement, and agrees to take all steps necessary to update the Schedule TO as required by applicable laws and regulation.

Execution Version

Section 1.06      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.07      U.S. Federal Income Tax Treatment. The exchange of Warrants for Exchange Shares pursuant to the Exchange Offer is intended to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.

Section 1.08      Termination. This Agreement shall terminate as to the Holder upon any of the following: (i) written notice to the Holder by the Company; (ii) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer; or (iii) the consummation of the Exchange Offer, provided that nothing set forth herein shall be construed to create any obligation or liability whatsoever on the part of the Company in respect of the consummation of the Exchange Offer.

Section 1.09      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.

Section 1.10      Amendment. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

Section 1.11      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), or sent by overnight courier, facsimile (upon confirmation of receipt) or e-mail transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Company, to:

Bioceres Crop Solutions Corp.

Ocampo 210 bis

Predio CCT Rosario

(2000) Rosario, Santa Fe, Argentina

Attention: Lucila Escriña

With a copy to:

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

Attention: Matthew Poulter, Esq.

  Peter Cohen-Millstein, Esq.

If to Bioceres LLC, to:

Ocampo 210 bis

Predio CCT Rosario

(2000) Rosario, Santa Fe, Argentina

Attention: Gloria Montaron Estrada

Execution Version

Section 1.12     Governing Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto agree that any action, proceeding, or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and each irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the parties may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepared, addressed to it at the address set forth in Section 1.11 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the parties hereto in any action, proceeding, or claim.

Section 1.13      No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 1.13 shall be null and void.

Section 1.14     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed an original but all of which taken together shall constitute one and the same agreement.

Section 1.15     Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

BIOCERES CROP SOLUTIONS CORP.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: President of the Board

HOLDER:

BIOCERES LLC

By:	/s/ Gloria Montaron Estrada
Name: Gloria Montaron Estrada
Title: Manager

[Signature Page to Tender and Lock-Up Agreement]